Exhibit 10.18

EMPLOYMENT AGREEMENT

AGREEMENT dated as of March 6, 2015 between JARED POBRE, residing at the address on file with the Company (as defined below) (“Executive”), and PROPEL MEDIA, INC., a Delaware corporation having its principal office at 525 Washington Blvd, Suite 2620, Jersey City, NJ 07310 (“Company”);

WHEREAS, Executive is currently employed as Chief Executive Officer of Future Ads, LLC (“Future Ads”);

WHEREAS, the Company has entered into a Unit Exchange Agreement (the “Exchange Agreement”), dated as of October 10, 2014, by and among the Company, Kitara Media Corp. (“Kitara Media”), Future Ads and the members of Future Ads;

WHEREAS, the Company desires to enter into a new employment agreement with Executive in connection with the consummation of the transactions contemplated by the Exchange Agreement (the “Commencement Date”); and

WHEREAS, Executive is willing to enter into such employment agreement on the terms, conditions and provisions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the parties hereby agree as follows:

IT IS AGREED:

1.             Employment, Duties and Acceptance.

1.1            General. During the Term (as defined in Section 2), the Company shall employ Executive in the position of Executive Chairman of the Company and such other positions as shall be given to Executive by the Board of Directors of the Company (the “Board”). All of Executive’s powers and authority in any capacity shall at all times be subject to the direction and control of the Board. The Board may assign to Executive such management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company, including serving as an executive officer and/or director of any subsidiary, as are consistent with Executive’s status as Executive Chairman. The Company and Executive acknowledge that Executive’s primary functions and duties as Executive Chairman shall be similar to those customarily performed by comparable officers of similar companies.

1.2            Full-Time Position. Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder, except as otherwise approved by the Board. Nothing herein shall be construed as preventing Executive from making and supervising personal investments or participating in the activities of not-for-profit organizations, provided they will not interfere with the performance of Executive’s duties hereunder or violate the provisions of Section 5.4 hereof.

1.3            Location. Executive shall perform his duties hereunder at Future Ads’ offices located in Irvine, CA, except as approved by the Board. Executive shall undertake such occasional travel, within or outside the United States, as is reasonably necessary in the interests of the Company.

2.             Term. The term of Executive’s employment hereunder shall commence on the Commencement Date and shall continue for three years (“Term”) unless terminated earlier as hereinafter provided in this Agreement, or unless extended by mutual written agreement of the Company and Executive. Unless the Company and Executive have otherwise agreed in writing, if Executive continues to work for the Company after the expiration of the Term, his employment thereafter shall be under the same terms and conditions provided for in this Agreement, except that his employment will be on an “at will” basis and the provisions of Sections 4.4, 4.5 and 4.6(c) shall no longer be in effect. Six months prior to the expiration of the Term, the Company and Executive shall commence good faith negotiations for a written extension of this Agreement.

3.             Compensation and Benefits.

3.1            Salary. The Company shall pay to Executive a salary (“Base Salary”) at the annual rate of $250,000. Executive’s compensation shall be paid in equal, periodic installments in accordance with the Company’s normal payroll procedures.

3.2             Performance Bonus.  Executive will be eligible to earn an annual bonus for each year employed by the Company based upon Executive and the Company meeting certain performance objectives to be defined over a reasonable time frame.  The bonus will be targeted to provide for a bonus equal to a certain percentage of Base Salary annually if the performance objectives are met.  The bonus will be distributed upon the sooner of: (1) ninety (90) days following the end of the Company's fiscal year end; and (2) after the filing by the Company of its Annual Report on Form 10-K.

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3.3            Benefits. Executive shall be entitled to such medical, life, disability and other benefits as are generally afforded to other executives of the Company, subject to applicable waiting periods and other conditions.

3.4            Vacation; Personal Days. Executive shall be entitled to 20 paid vacation days in each year during the Term. Executive shall be entitled to a reasonable number of other days off for religious and personal reasons, which shall not accrue or be paid off in the event Executive’s employment is terminated.

3.5            Expenses. The Company shall pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

4.             Termination.

4.1            Death. If Executive dies during the Term, Executive’s employment hereunder shall terminate and the Company shall pay to Executive’s estate the amount set forth in Section 4.6(a).

4.2            Disability. The Company, by written notice to Executive, may terminate Executive’s employment hereunder if Executive shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for six (6) consecutive months. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(a).

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4.3            By Company for “Cause”. The Company, by written notice to Executive, may terminate Executive’s employment hereunder for “Cause”. As used herein, “Cause” shall mean: (a) the refusal or failure by Executive to carry out specific directions of the Board which are of a material nature and consistent with his status as Executive Chairman (or whichever positions Executive holds at such time), or the refusal or failure by Executive to perform a material part of Executive’s duties hereunder; (b) the commission by Executive of a material breach of any of the provisions of this Agreement; (c) fraud or dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates (“dishonest” for these purposes shall mean Executive’s knowingly or recklessly making a material misstatement or omission for his personal benefit); or (d) the conviction of Executive of a felony under federal or state law. Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to Executive’s acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive within a period not to exceed ten (10) calendar days of the initial existence of the occurrence, specifying the “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such “Cause;” provided, however, no more than two cure periods need be provided during any twelve-month period. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(b).

4.4            By Executive for “Good Reason”. The Executive, by written notice to the Company, may terminate Executive’s employment hereunder if a “Good Reason” exists. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s prior written consent: (a) a substantial and material adverse change in the nature of Executive’s title, duties and/or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change (such change, a “Demotion”) or the assignment to Executive of any duties materially inconsistent with Executive’s position, authority, duties and/or responsibilities as contemplated by Section 1.1 hereof; (b) material breach of this Agreement by the Company; (c) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; or (d) a liquidation, bankruptcy or receivership of the Company. Notwithstanding the foregoing, no “Good Reason” shall be deemed to exist with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless Executive shall have given written notice to the Company within a period not to exceed ten (10) calendar days of the Executive’s knowledge of the initial existence of the occurrence, specifying the “Good Reason” with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such “Good Reason”; provided, however, that no more than two cure periods shall be provided during any twelve-month period of a breach of clauses (a), (b) or (c) above. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(c).

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4.5            By Company Without “Cause”. The Company may terminate Executive’s employment hereunder without “Cause” by giving at least thirty (30) days written notice to Executive. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(c).

4.6            Compensation Upon Termination. In the event that Executive’s employment hereunder is terminated, the Company shall pay to Executive the following compensation:

(a)          Payment Upon Death or Disability. In the event that Executive’s employment is terminated pursuant to Sections 4.1 or 4.2, the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) all valid expense reimbursements; and (iii) all accrued but unused vacation pay.

(b)          Payment Upon Termination by the Company For “Cause”. In the event that the Company terminates Executive’s employment hereunder pursuant to Section 4.3, the Company shall have no further obligations to the Executive hereunder, except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) all valid expense reimbursements; and (iii) all unused vacation pay through the date of termination required by law to be paid.

(c)          Payment Upon Termination by Company Without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated pursuant to Sections 4.4 or 4.5, the Company shall have no further obligations to Executive hereunder except for: (i) an aggregate amount equal to 100% of the Base Salary of Executive pursuant to Section 3.1 hereof, payable over the course of 12 months in accordance with Section 3.1, subject to the Executive executing a general release in the form attached hereto as Exhibit A; (ii) all valid expense reimbursements; (iii) all accrued but unused vacation pay; and (iv) all equity awards, if any, shall fully vest and be exercisable at any time by Executive for a period of one year following termination.

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(d)          Executive shall have no duty to mitigate awards paid or payable to him pursuant to this Agreement, and any compensation paid or payable to Executive from sources other than the Company will not offset or terminate the Company’s obligation to pay to Executive the full amounts pursuant to this Agreement.

5.             Protection of Confidential Information; Non-Competition.

5.1            Acknowledgment. Executive acknowledges that:

(a)          As a result of his employment with the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries (referred to collectively in this Section 5 as the “Company”), including, without limitation, financial information, proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”).

(b)          The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business competitive with the Company or divulge Confidential Information.

(c)          The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

5.2            Confidentiality. Executive agrees that he will not at any time, during the Term or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) with the Company’s prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify, confirmed by mail, the Company and, at the Company’s expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

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5.3            Documents. Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with the Company.

5.4            Non-Competition. For and in consideration of the transactions contemplated by the Exchange Agreement and the consideration the Executive will receive as a result thereby, Executive hereby agrees as follows:

(a)          Executive shall not during the period of his employment by or with the Company and for the Applicable Period (defined below), for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, limited liability company, corporation or business of whatever nature:

(i)          engage, as an officer, director, manager, member, shareholder, owner, partner, joint venturer, trustee, or in a managerial capacity, whether as an employee, independent contractor, agent, consultant or advisor, or as a sales representative, in an entity that designs, researches, develops, markets, sells or licenses products or services that are substantially similar to or competitive with the business of the Company that is located within 75 miles of any market in which Company currently operates or has plans to do business in at the time of termination;

(ii)         call upon any person who is at that time, or within the preceding twelve (12) months has been, an employee of the Company, for the purpose, or with the intent, of enticing such employee away from, or out of, the employ of the Company or for the purpose of hiring such person for Executive or any other person or entity, unless any such person was terminated by the Company more than six (6) months prior thereto;

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(iii)        call upon any person who, or entity that is then or that has been within one year prior to that time, a customer of the Company, for the purpose of soliciting or selling products or services in competition with the Company; or

(iv)        call upon any prospective acquisition or investment candidate, on the Executive’s own behalf or on behalf of any other person or entity, which candidate was known by Executive to have, within the previous twelve (12) months, been called upon by the Company or for which the Company made an acquisition or investment analysis or contemplated a joint marketing or joint venture arrangement with, for the purpose of acquiring or investing or enticing such entity into a joint marketing or joint venture arrangement.

Nothing herein shall prohibit the Executive from purchasing or owning securities representing less than 50% of the voting interests of any corporation, limited liability company, partnership or other business entity, provided that (i) the Executive is not a controlling person of, or a member of a group that controls, such entity and (ii) such entity does not engage in a business that competes directly with the business of the Company.

For purposes of this Section 5:

●	the term “Company” shall be deemed to include the Company, Kitara Media, Future Ads and any of its respective subsidiaries; and

●	the term “Applicable Period” shall mean two years from the consummation of the Exchange Agreement.

5.5            Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 5.2 or 5.4, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 5.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

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5.6            Modification. If any provision of Section 5.2 or 5.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

6.             Miscellaneous Provisions.

6.1            Survival. The provisions of Sections 4.6, 5 and 6 shall survive the termination of this Agreement for any reason.

6.2            Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 6.1. All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

If to Executive:	Jared Pobre

at the address on file with the Company

with a copy to:

Richard Watts

1602 East Fourth Street

Santa Ana, California 92701-5118

If to the Company:	Propel Media, Inc.

2010 Main St., Suite #900

Irvine, California 92614

Attention: General Counsel

With a copy in either case to:	Graubard Miller

405 Lexington Avenue

New York, NY 10174

Attn: David Alan Miller; Jeffrey M. Gallant

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6.3            Entire Agreement; Waiver. This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements between Executive and the Company or any of its subsidiaries. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

6.4            Governing Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of California applicable to agreements made and to be performed entirely in California. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in Orange County in the state of California. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

6.5            Binding Effect; Nonassignability. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

6.6            Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

6.7            Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”). To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PROPEL MEDIA, INC.

/s/ Robert Regular
By: Robert Regular, Chief Executive Officer

/s/ Jared Pobre
Jared Pobre

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Exhibit A

SETTLEMENT AND GENERAL RELEASE agreement

THIS SETTLEMENT AND GENERAL RELEASE AGREEMENT (this “Agreement”), is entered into on ____, 20__, between PROPEL MEDIA, INC. (the “Company”) and JARED POBRE (the “Executive”).

1.           Severance. In consideration for the agreements and releases by Executive set forth below, Company agrees that the Company shall pay Executive the amounts required by Section 4.6(c) (“Severance Payments”) of the Employment Agreement by and between Company and Executive dated January [__], 2015 (“Employment Agreement”). Executive acknowledges and agrees that, but for the execution of this Agreement, Executive would not be entitled to the Severance Payments described above.

2.           Releases. The Company, on behalf of itself and its current and former parents, subsidiaries and affiliates, and their respective officers, directors, stockholders, partners, members, subagents, attorneys, representatives, insurers, trustees, successors, predecessors, and assigns (collectively, the “Company Related Parties”), hereby releases and discharges Executive from any and all obligations, debts, liabilities, demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money owed, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities of every kind and nature and description whatsoever, which the releasing party ever had, now has or may thereafter acquire, solely arising out of or based Executive’s employment with the Company (specifically excluding, however, any claims for breach of any representation, warranty, obligation or covenant by the Executive contained in this Agreement).

Executive, on behalf of himself and his heirs and personal representatives (collectively, the “Executive Related Parties” and together with the Company Related Parties, the “Related Parties”), hereby releases and discharges the Company and the Company Related Parties, from any and all obligations, debts, liabilities, demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money owed, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities of every kind and nature and description whatsoever, which Executive ever had, now has or may thereafter acquire, solely arising out of or based upon Executive’s employment with the Company (specifically excluding, however, any claims for breach of any representation, warranty, obligation or covenant by the Company contained in this Agreement).

3.           Agreement on Disclosure. Each of the parties agrees that in respect of matters relating to Executive’s employment with the Company, that none of them will make disparaging remarks about the other.

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4.           Acknowledgement and Waiver.

(a)         Each party, on behalf of itself and its Related Parties, with respect to the releases set forth in Section 2 above, understands, acknowledges and agrees that said release may be pleaded (i) by any of the released parties as a full and complete defense and may be produced by any such released party as a basis for an injunction against any action, suit or claim or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release; or (ii) otherwise as a basis for enforcing the obligations of the releasing parties hereunder. Each of the releasing parties hereby acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California, and any similar federal or state statute, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED THIS SETTLEMENT WITH THE DEBTOR.”

(b)         Each releasing party, on behalf of itself and its Related Parties, hereby waives and relinquishes any right or benefit which it has or may have under Section 1542 of the Civil Code of the State of California or any similar provision of the statutory or non-statutory law of any other jurisdiction with respect to the releases granted hereunder. In connection with such waiver and relinquishment, each releasing party, on behalf of itself and its Related Parties, acknowledges that it is aware that it or its attorney or agents may hereafter discover facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Agreement, but that it is each releasing party’s intention hereby to release fully, finally and forever the matters released herein, whether known or unknown, suspected or unsuspected, as set forth hereinabove, notwithstanding the discovery or existence of any such additional or different facts.

5.           No Transfer of Claims. Each releasing party under paragraph 2 hereunder hereby represents and warrants to each released party that it and its Related Parties has never transferred any claims of the type released hereunder that it may have had against the released parties to any other person or entity.

6.           Miscellaneous.

(a)         This Agreement will inure to the benefit of and be binding upon the representatives, successors and assigns of each of the parties.

(b)         This Agreement and the other agreements herein mentioned, contain the entire agreement between the parties relating to its subject matter and supersede and cancel all prior contemporaneous written and oral agreements relating thereto. Any oral representation or modification concerning this Agreement shall be of no force or effect. This Agreement can be modified only by a writing signed by all of the parties.

(c)         This Agreement will be construed for all purposes in accordance with the laws of the State of California, without giving effect to its choice of law principles.

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(d)         Nothing in this Agreement is intended to constitute, or does constitute, any admission by the parties of any liability to each other or violation of any law, statute, regulation, contract or legal obligation, all of which is expressly denied.

(e)         The parties represent that they have read this Agreement, understand its terms and effect and enter into it knowingly and voluntarily.

(f)          Headings in this Agreement are for convenience of reference only and are not part of the substance hereof or thereof.

(g)         This Agreement may be signed in counterpart originals with the same force and effect as though a single original were executed.

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[Signature Page Next]

IN WITNESS WHEREOF, the parties have executed this Settlement and General Release Agreement as of the date first set forth above.

PROPEL MEDIA, INC.

By: Robert Regular, Chief Executive Officer

Jared Pobre

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